Exhibit 99

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES 2004 FOURTH QUARTER AND FULL YEAR RESULTS;

SEGMENT INCOME INCREASES 31% TO $537 MILLION FOR THE YEAR

Philadelphia, PA – February 1, 2005.   Crown Holdings, Inc. (NYSE:CCK), today announced its financial results for the fourth quarter and year ended December 31, 2004.

Fourth Quarter Results

Net sales in the fourth quarter rose to $1,748 million, a 9.9% increase over the $1,591 million in the fourth quarter of 2003. Fourth quarter net sales for the Company’s Americas, European and Asian Divisions were up 6.9%, 12.5% and 7.4% respectively, over last year’s fourth quarter.

Gross profit increased 20.3% in the fourth quarter to $190 million over the $158 million in the 2003 fourth quarter. As a percentage of net sales, gross profit expanded to 10.9% in the fourth quarter compared to 9.9% in the same quarter last year. The improvements reflect increased operating efficiencies, the positive effects of the Company’s cost containment and restructuring programs in recent years, firm unit volumes and stronger foreign currencies.

Segment income (defined by the Company as gross profit less selling and administrative expense and provision for restructuring) grew 91.5% to $90 million in the fourth quarter, up $43 million over the $47 million in the 2003 fourth quarter. A reconciliation of segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations. Segment income as a percentage of net sales expanded to 5.1% from 3.0% in the fourth quarter last year.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are extremely pleased to report that 2004 was another year of continued improvement. Importantly, the results reflect progress in the metrics we consider key to increasing shareholder value: improved productivity, effective cost containment, closely managed working capital, increased cash flow and debt reduction. We also benefited from our geographic diversity with more than 70% of 2004 net sales generated outside the United States.”

Interest expense in the fourth quarter was $91 million compared to $99 million in the fourth quarter of 2003. The decrease reflects the impact of lower average debt outstanding compared to the prior year fourth quarter partially offset by higher average interest rates.

Fourth Quarter Charges

The Company recorded a charge in the fourth quarter of $35 million, or $0.21 per diluted share, to increase its asbestos litigation reserve. The Company estimates that its asbestos liability for pending and future asbestos claims will range between $233 million and $351 million. The reported range at December 31, 2003, was $239 million to $406 million. After the $35 million charge, the Company’s reserve at December 31, 2004, was $233 million compared to $239 million at December 31, 2003. Asbestos-related payments totaled $41 million in 2004, including $22 million under existing settlement agreements, compared to 2003 payments of $68 million, which included $41 million under existing settlement agreements.

During the fourth quarter, the Company recorded a charge of $6 million ($4 million, net of tax, or $0.02 per diluted share) for restructuring activities in European operations. For the year, restructuring charges totaled $7 million ($5 million, net of tax, or $0.03 per diluted share). The Company also recorded a non-cash charge of $47 million ($41 million, net of tax, or $0.25 per diluted share) in the fourth quarter primarily to recognize cumulative translation amounts relating to the Company’s exit from certain minor markets.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

As previously announced, the Company accepted for purchase and payment, pursuant to its offer to purchase, all of the $33 million aggregate principal amount of outstanding 7.00% Notes due December 15, 2006 validly tendered in the offer for a purchase price of $1,050 per $1,000 principal amount ($235 million remain outstanding). In connection with the acceptance, the Company recorded a charge of $2 million ($1 million, net of tax, or $0.01 per diluted share) in the fourth quarter. Additionally, in the fourth quarter the Company retired the entire $40 million remaining aggregate principal amount of outstanding 8.375% Notes due January 15, 2005. For the full year, the Company recorded a charge of $39 million ($34 million, net of tax, or $0.20 per diluted share) related to the early extinguishments of debt.

The Company recorded a gain of $91 million ($62 million, net of tax, or $0.37 per diluted share) in the fourth quarter of 2004 on the translation of net U.S. dollar denominated debt in Europe. For the year, the gain was $98 million ($67 million, net of tax, or $0.40 per diluted share).

In sum, for the fourth quarter, the Company reported a net loss of $27 million, or $0.16 per diluted share, after net charges of $0.49 per diluted share for the loss on early extinguishments of debt and provisions for asset impairments, asbestos and restructuring, partially offset by a net gain of $0.37 per diluted share for the remeasurement of foreign currency exposures in Europe. In the 2003 fourth quarter, the net loss was $54 million, or $0.33 per diluted share, which included a net loss of $0.50 per diluted share for early extinguishments of debt and provisions for asset impairments, asbestos and restructuring partially offset by a net gain of $0.37 per diluted share related to foreign currency exposures in Europe.

Full Year Results

For 2004, net sales rose to $7,199 million, an increase of 8.6% over the $6,630 million in 2003. The Americas Division’s net sales were up 5.3% in 2004 over 2003, the European Division’s net sales grew 11.3% and the Asian Division’s net sales were up 6.5% compared to last year.

Gross profit for the year increased to $907 million, up 18.6% over the $765 million reported for 2003. Gross profit as a percentage of net sales expanded to 12.6% compared to 11.5% of net sales in 2003. The improvements reflect increased operating efficiencies, stronger foreign currencies and firm volumes.

Segment income in 2004 improved 31.3% to $537 million, or 7.5% of net sales, over the $409 million, or 6.2% of net sales in 2003.

For 2004, interest expense was $361 million, down from the $379 million for 2003. The decrease was the result of lower average debt outstanding compared to the prior year partially offset by higher average interest rates. Free cash flow (net cash provided by operating activities less capital expenditures) amounted to $266 million in 2004.

Debt and cash amounts were:

	December 31,	September 30,	December 31,
	2004	2004	2003

Total debt	$3,872	$3,959	$3,939
Cash	471	295	401

	$3,401	$3,664	$3,538

Receivables securitization	$120	$160	$90

Net income for 2004 grew to $51 million, or $0.30 per diluted share, after net charges totaling $0.68 per diluted share for the loss on early extinguishments of debt and provisions for asset impairments, asbestos and restructuring, partially offset by a net gain of $0.40 per diluted share for the remeasurement of foreign currency exposures in Europe. This compares to a net loss of $32 million, or $0.19 per diluted share, for 2003, which included a net gain of $0.86 per diluted share related to foreign currency exposures in Europe and a net loss of $0.99 per diluted share related to provisions for asset impairments, asbestos and restructuring, the writedown of an equity investment and losses on early extinguishments of debt.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Non-GAAP Measures

Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations, for planning and evaluating investment opportunities and of its ability to incur and service debt. Segment income and free cash flow are derived from the Company’s income and cash flow statements, respectively, and reconciliations to segment income and free cash flow can be found on the accompanying unaudited Consolidated Statements of Operations and condensed and unaudited Consolidated Statements of Cash Flows.

Conference Call

The Company will hold a conference call tomorrow, February 2, 2005 at 9:30 a.m. (EDT) to discuss this news release and other matters. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9010 or toll-free (888) 790-1803 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on February 9. The telephone numbers for the replay are (402) 220-3767 or toll free (800) 294-9493 and the access passcode is 1483. A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations, Balance Sheets and Cash Flows and Segment Information follow this page.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Net sales	$1,748	$1,591	$7,199	$6,630

Cost of products sold	1,454	1,327	5,884	5,442
Depreciation and amortization	78	79	308	326
Pension expense	26	27	100	97

Gross profit (1)	190	158	907	765

Selling and administrative expense	94	95	363	337
Provision for restructuring	6	16	7	19
Provision for asbestos	35	44	35	44
Provision for asset impairments and loss/(gain) on sale of assets	47	30	47	73
Loss from early extinguishments of debt	2	3	39	12
Interest expense	91	99	361	379
Interest income	(3)	(4)	(8)	(11)
Translation and foreign exchange adjustments	(91)	(90)	(98)	(207)

Income/(loss) before income taxes, minority interests and equity earnings	9	(35)	161	119
Provision for income taxes	26	11	82	95
Minority interests and equity earnings	(10)	(8)	(28)	(56)

Net (loss)/income	($27)	($54)	$51	($32)

(Loss)/income per average common share:
Basic:	($.16)	($.33)	$.31	($.19)

Diluted:	($.16)	($.33)	$.30	($.19)

Weighted average common shares outstanding:
Basic	165,448,481	164,992,990	165,251,267	164,676,110
Diluted	170,465,839	166,663,913	168,809,775	165,972,972
Actual common shares outstanding	165,559,558	165,024,153	165,559,558	165,024,153

Diluted earnings per share for the three months ended December 31, 2004 and 2003 and for the twelve months ended December 31, 2003 were the same as basic because common shares contingently issuable upon the exercise of stock options were anti-dilutive.

(1)	Segment income is defined by the Company as gross profit less selling and administrative expense and provision for restructuring. A reconciliation from gross profit to segment income for the three and twelve months ended December 31 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Gross profit	$190	$158	$907	$765
Selling and administrative expense	94	95	363	337
Provision for restructuring	6	16	7	19

Segment income	$90	$47	$537	$409

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2004	2003

Assets
Current assets
Cash and cash equivalents	$471	$401
Receivables, net	900	794
Inventories	894	815
Prepaid expenses and other current assets	78	112

Total current assets	2,343	2,122

Goodwill	2,592	2,442
Property, plant and equipment, net	2,002	2,112
Other non-current assets	1,188	1,097

Total	$8,125	$7,773

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$51	$69
Current maturities of long-term debt	25	161
Other current liabilities	2,004	1,806

Total current liabilities	2,080	2,036

Long-term debt, excluding current maturities	3,796	3,709
Other non-current liabilities and minority interests	1,972	1,888
Shareholders’ equity	277	140

Total	$8,125	$7,773

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,

Net Sales	2004	2003	2004	2003

Americas	$699	$654	$2,858	$2,715
Europe	948	843	3,962	3,559
Asia	101	94	379	356

	$1,748	$1,591	$7,199	$6,630

Segment Income

Americas	$35	$28	$188	$135
Europe	63	31	386	310
Asia	17	15	62	53
Corporate	(25)	(27)	(99)	(89)

	$90	$47	$537	$409

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2004	2003

Cash flows from operating activities

Net income/(loss)	$51	($32)
Depreciation and amortization	308	326
Other, net	45	140

Net cash provided by operating activities (A)	404	434

Cash flows from investing activities
Capital expenditures	(138)	(120)
Proceeds from sales of property, plant and equipment	39	35
Other, net	(8)	(15)

Net cash used for investing activities	(107)	(100)

Cash flows from financing activities
Net change in debt	(177)	(157)
Debt issue costs	(31)	(141)
Other, net	(38)	(30)

Net cash used for financing activities	(246)	328

Effect of exchange rate changes on cash and cash equivalents	19	32

Net change in cash and cash equivalents	70	38

Cash and cash equivalents at January 1	401	363

Cash and cash equivalents at December 31	$471	$401

(A)	Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures. A reconciliation from net cash provided by operating activities to free cash flow for the twelve months ended December 31 follows:

Twelve months ended December 31,	2004	2003
Net cash provided by operating activities	$404	$434
Capital expenditures	138	120

Free cash flow	$266	$314